                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, L.P.
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   (Last)               (First)                 (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York                      10004
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


   October 06, 1998
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Rock of Ages Corporation
   (ROAC)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
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
                              |                                |                     |                                             |
Class A Common Stock          |               01               |         01          |                     01                      |
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                              |                                |                     |                                             |
                              |                                |                     |                                             |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

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                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
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
                        |          |            |                       |              |              |               |            |
                        |          |            |                       |              |              |               |            |
====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by Goldman Sachs Performance Partners, L.P. ("Performance Partners"), Goldman Sachs Performance Partners (Offshore), L.P. ("Performance Partners Offshore" and, together with Performance Partners, the "Limited Partnerships"), Commodities Corporation LLC ("Commodities Corp."), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group" and, together with Performance Partners, Performance Partners Offshore, Commodities Corp. and Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs and GS Group is 85 Broad Street, New York, New York 10004. The principal business address of each of Commodities Corp., Performance Partners and Performance Partners Offshore is 701 Mount Lucas Road, Princeton, New Jersey 08540.

Explanation of Responses:

01: Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 48,000 shares of Class A Common Stock ("Common Stock") through the Limited Partnerships. Commodities Corp. is the general partner and trading manager of the Limited Partnerships. Commodities Corp. is a subsidiary of GS Group and an advisory affiliate of a separate operating division of Goldman Sachs. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

Performance Partners may be deemed to own beneficially and directly and its general partner, Commodities Corp., may be deemed to own beneficially and indirectly 29,000 shares of Common Stock. Commodities Corp. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Performance Partners Offshore may be deemed to own beneficially and directly and its general partner, Commodities Corp., may be deemed to own beneficially and indirectly 19,000 shares of Common Stock. Commodities Corp. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.


Signatures:

GOLDMAN SACHS PERFORMANCE PARTNERS, L.P.


By:  s/ Hans L. Reich
     -------------------------
     Name:   Hans L. Reich
     Title:  Attorney-in-fact


GOLDMAN SACHS PERFORMANCE PARTNERS (OFFSHORE), L.P.


By:  s/ Hans L. Reich
     ------------------------
     Name:   Hans L. Reich
     Title:  Attorney-in-fact


COMMODITIES CORPORATION LLC


By:  s/ Hans L. Reich
     -----------------------
     Name:   Hans L. Reich
     Title:  Attorney-in-fact



THE GOLDMAN SACHS GROUP, L.P.


By:  s/ Hans L. Reich
     -----------------------
     Name:   Hans L. Reich
     Title:  Attorney-in-fact



GOLDMAN, SACHS & CO.


By:  s/ Hans L. Reich
     -----------------------
     Name:   Hans L. Reich
     Title:  Attorney-in-fact


Date:     February 25, 1999


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.